Exhibit 10.56

EXECUTION VERSION

Master Istisna’ Agreement

Dated	15 October 2018

Brooge Petroleum and Gas Investment Company FZC

(The Seller)

First Abu Dhabi Bank PJSC

(The Investment Agent)

Dentons & Co Level 4, Trade Centre – West Tower Abu Dhabi Mall PO Box 47656 Abu Dhabi United Arab Emirates

Contents (i)

Master Istisna’ Agreement

Dated	15 October 2018

Between

(1)	Brooge Petroleum and Gas Investment Company FZC, a free zone company incorporated under the laws of Fujairah Free Zone, Fujairah, UAE with registration number 13-FZC-1117 and whose principal place of business is at P.O. Box 50170, Fujairah, UAE (the Seller); and

(2)	First Abu Dhabi Bank PJSC whose principal office is at FAB Building, Khalifa Business Park, Al Qurm District, P.O. Box 6316, Abu Dhabi, UAE acting in its capacity as Investment Agent for and on behalf of the Participants (the Investment Agent).

Recitals

A	In accordance with the Common Terms Agreement, the Participants have, amongst other things, appointed the Investment Agent as their agent under and in connection with the Finance Documents, including this Master Istisna’ Agreement (the Agreement).

B	Under the Istisna’ Facility, the Investment Agent will buy the Istisna’ Asset from the Seller in accordance with the terms of this Agreement.

C	The Seller has independently reviewed the Finance Documents for the purpose of ensuring their compliance with Shari’ah, and is satisfied that they do so comply.

It is agreed:

1	Definitions and interpretation

1.1	Definitions

1.1.1	Unless the context otherwise requires or unless otherwise defined in this Agreement, words and expressions defined in the Common Terms Agreement (directly or indirectly) shall have the same meaning when used in this Agreement.

1.1.2	In addition, in this Agreement:

Acceptance means a document substantially in the form set out in Part 2 of Schedule 1 (Form of Offer Letter and Acceptance) or such other form as may be mutually agreed between the Seller and the Investment Agent.

Availability Period means the period from and including the date of this Agreement and ending on the Termination Date.

Available Commitment means at any time, in relation to a Participant, the Participant’s Commitment minus:

(a)	the amount of its Participant Contribution in relation to any Istisna’ Instalments that have been paid; and

(b)	in relation to any proposed Istisna’ Instalment, the amount of its Participant Contribution in relation to any Istisna’ Instalments that are due to be made on or before the proposed Istisna’ Payment Date.

Available Facility means the aggregate for the time being of each Participant’s Available Commitment.

Common Terms Agreement means the agreement made on or about the date of this Agreement between the Seller (as the Company), each Guarantor, the Investment Agent, the Arranger, the Security Agent and each Original Participant.

Construction Contract means the construction agreement entered into between the Seller and the Contractor for the construction of the Istisna’ Asset as described in Schedule A (Specifications and other matters) to the Istisna’ Agreement created by the Offer Letter and Acceptance.

Contractor means, in relation to the Istisna’ Asset, the contractor under the Construction Contract described in Schedule A (Specifications and other matters) to the Istisna’ Agreement created by the Offer Letter and Acceptance.

Final Istisna’ Instalment means the last scheduled Istisna’ Instalment which is due to be paid on the Completion Date.

Istisna’ Agreement means an Istisna’ agreement in which the Seller sells and the Investment Agent buys the Istisna’ Asset in accordance with the provisions of this Agreement.

Istisna’ Asset means the assets to be constructed under the Istisna’ Agreement in accordance with the Specifications, as described in the Istisna’ Agreement.

Istisna’ Facility means a facility in a maximum amount equal to the Total Commitments.

Istisna” Instalment Notice means a notice substantially in the form contained in Schedule 2 (Istisna’ Instalment Notice).

Istisna’ Instalments means, in relation to the Istisna’ Agreement, the instalments of the Purchase Price payable in accordance with this Agreement, the Istisna’ Agreement and the other Finance Documents.

Istisna’ Payment means the payment of an Istisna’ Instalment.

Istisna’ Payment Date means a date when an Istisna’ Payment is made or has been paid or, as the context requires, is to be made.

Offer Letter means a document substantially in the form set out in Part 1 of Schedule 1 (Form of Offer Letter and Acceptance) or such other form as may be agreed between the Parties.

Party means a party to this Agreement.

Payment Certificate means a certificate in a form and substance satisfactory to the Investment Agent (acting on the instructions of the Majority Participants acting reasonably) setting out details of the payments to be made in relation to the Istisna’ Asset, and in respect of which the relevant Transaction Request relates, which shall each be:

(a)	approved, signed and stamped as accurate by the Contractor and the Consultant;

(b)	approved by the Bank Technical Adviser; and

(c)	accompanied by all applicable invoices, purchase orders and other supporting documents issued by the Contractor evidencing the payments.

Payment Support Documents means, in relation to the Istisna’ Asset, those documents that are to accompany an Istisna’ Instalment Notice as set out in Exhibit A (Payment Support Documents) to Schedule 2 (Istisna’ Instalment Notice).

Purchase Price means, in relation to the Istisna’ Agreement, AED350,000,000.

Specifications means the specifications of the Istisna’ Asset that are contained in Schedule A to the Istisna’ Agreement created by the Offer Letter and Acceptance.

Termination Date means the sooner to occur of:

(a)	the Projected Completion Date; and

(b)	the date falling 18 months after the date of this Agreement.

1.2	Interpretation

The provisions of clauses 1.2 (Interpretation) of the Common Terms Agreement shall apply to this Agreement, mutatis mutandis, as if the same had been set out in full in this Agreement except that references to “this Agreement” in the Common Terms Agreement are to be construed as references to this Agreement.

1.3	Third party rights

1.3.1	Unless expressly provided to the contrary in this Agreement a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party.

1.4	Common Terms Agreement

This Agreement and the rights and obligations of the Parties hereunder are subject to the provisions of the Common Terms Agreement. The provisions of the Common Terms Agreement that are expressed to apply to all Finance Documents apply equally to this Agreement.

2	Istisna’ Facility

2.1	Istisna’ Facility

Subject to the terms and conditions of this Agreement and the Common Terms Agreement, the Investment Agent makes available to the Seller the Istisna’ Facility.

2.2	Purpose

2.2.1	The Seller shall apply all amounts of the Istisna’ Facility utilised by it towards payment of the Construction Costs.

2.2.2	No Finance Party is bound to monitor or verify the application of any Istisna’ Instalment paid to the Seller under this Agreement.

2.3	Cancellation of Commitments

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

2.4	No reinstatement of Commitments

No amount of the Commitments cancelled under the Finance Documents may be subsequently reinstated.

3	Conditions precedent

3.1	Initial conditions precedent

Without limiting the provisions of Clause 3.2 (Further conditions precedent), the Seller may not deliver the Offer Letter unless the Investment Agent has issued a notice that the provisions of clause 4 (Initial conditions precedent) of the Common Terms Agreement have been satisfied.

3.2	Further conditions precedent

The Investment Agent shall only be obliged to enter into the Istisna’ Agreement if:

(a)	the Forward Lease has been entered into;

(b)	on the date of the Offer Letter and the Acceptance:

(i)	no Default is continuing or would result from the entry into of the proposed Istisna’ Agreement; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects,

(c)	the Purchase Price:

(i)	is denominated in Dirhams; and

(ii)	does not exceed the lesser of:

(A)	the Total Commitments; and

(B)	57.38% of the Total Project Cost;

(d)	the Offer Letter is issued in the Availability Period;

(e)	the Final Istisna’ Instalment does not fall after the Termination Date; and

(f)	it is not illegal or unlawful for the Investment Agent to enter into the Istisna’ Agreement.

4	Istisna’ Agreement

4.1	Offer Letter

4.1.1	Subject to the terms and conditions of this Agreement, if the Seller wants to enter into the Istisna’ Agreement it must deliver a completed and signed Offer Letter to the Investment Agent.

4.1.2	The Offer Letter must be issued on a Business Day falling within the Availability Period, and no later than 10 a.m. on the day falling four Business Days prior to the proposed first Istisna’ Payment Date.

4.1.3	Once given, the Offer Letter shall be irrevocable.

4.1.4	As soon as practicable after the Investment Agent receives the Offer Letter, it shall send a copy to each Participant.

4.2	Acceptance

When the Investment Agent receives affirmative confirmations from all of the Participants that they wish to proceed and that they will provide their Participant Contributions in relation to the proposed Istisna’ Agreement, it shall deliver the Acceptance to the Seller by no later than the first Istisna’ Payment Date.

5	Conditions precedent to the making of Istisna’ Payments

In relation to the Istisna’ Agreement:

5.1	Conditions precedent

The Investment Agent shall only be obliged make an Istisna’ Payment if:

(a)	the provisions of clause 4 (Initial conditions precedent) of the Common Terms Agreement have been satisfied

(b)	the Istisna’ Instalment Notice is received no later than 10 a.m. on the day falling four Business Days prior to the proposed Istisna’ Payment Date;

(c)	the proposed Istisna’ Payment Date is within the Availability Period;

(d)	in relation to each Istisna’ Payment (other than the Final Istisna’ Instalment), the Investment Agent receives a certificate from the Bank Technical Adviser confirming that the Bank Technical Adviser is satisfied that the Payment Support Documents attached to the Istisna’ Instalment Notice support the request for the Istisna’ Payment;

(e)	the Istisna’ Payment:

(i)	is denominated in Dirhams;

(ii)	equals or is less than the Available Facility; and

(iii)	is an integral multiple of AED10,000,000;

(f)	on the Istisna’ Payment Date:

(i)	no Default is continuing or would result from the payment of that Istisna’ Payment on that Istisna’ Payment Date; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

5.2	Completion of an Istisna’ Instalment Notice

An Istisna’ Instalment Notice is irrevocable and will not be regarded as having been duly completed unless it complies with the provisions of this Agreement.

5.3	Istisna’ Payments

If the Investment Agent determines that the conditions precedent contained in Clause 5.1 (Conditions precedent) have been satisfied, the Investment Agent shall make the relevant Istisna’ Payment on the relevant Istisna’ Payment Date.

6	Specific sale and purchase provisions

Unless specifically provided to the contrary the provisions of this Clause 6 shall apply to the Istisna’ Agreement.

6.1	General

6.1.1	The Seller sells the Istisna’ Asset to the Investment Agent:

(a)	for the Purchase Price which shall be paid by the making of the Istisna’ Instalments;

(b)	in accordance with the Specifications; and

(c)	with completion of the Istisna’ Asset being on or before the Projected Completion Date,

all in accordance with the provisions of this Agreement, the Istisna’ Agreement and the other Finance Documents.

6.1.2	The Investment Agent purchases the Istisna’ Asset in accordance with the terms of this Agreement, the Istisna’ Agreement and the other Finance Documents.

6.2	Transfer of title and ownership

6.2.1	Provided that the Completion Date occurs on or before the Projected Completion Date, the Final Istisna’ Instalment shall be paid on or around the Projected Completion Date.

6.2.2	On payment of the Final Istisna’ Instalment:

(a)	title, possession and risk to the Istisna’ Asset shall automatically pass and transfer from the Seller to the Investment Agent free of any Security other than for any Permitted Security; and

(b)	the Seller shall provide the same warranties to the Investment Agent in relation to the Istisna’ Asset as it receives under the Construction Contract, in form and substance satisfactory to the Investment Agent.

6.3	Right to be on the property

On the same date as the matters described in Clause 6.2.2 occur, the Seller shall grant to the Investment Agent (at no additional cost) such legal rights that the Investment Agent requires in order to be legally on the real estate on which the Istisna’ Asset is situated.

6.4	Further assurances

The Seller shall, at the request of the Investment Agent and at the Seller’s expense, take whatever action is required by the Investment Agent to give effect to Clause 6.2 (Transfer of title and ownership) and Clause 6.3 (Right to be on the property).

7	Payment obligations

7,1	Payment procedure for the Final Istisna’ Instalment

In relation to the Istisna’ Agreement, with regard to the Final Istisna’ Instalment, provided that the Investment Agent receives an Istisna’ Instalment Notice that has been accompanied by the Completion Certificate on or before the Projected Completion Date, the Investment Agent shall make the Istisna’ Payment relating to the Final Istisna’ Instalment on the relevant Istisna’ Payment Date.

7.2	Account details for payments

The Investment Agent shall pay each Istisna’ Instalment to each person due to be paid against the Payment Support Documents and the Seller shall specify each such person and their account details in the relevant Istisna’ Instalment Notice.

8	Events of Default and Events of Mandatory Prepayment

8.1	Full early payment

On and at any time after the occurrence of an Event of Default, the Investment Agent may by notice to the Seller:

(a)	cancel all Available Commitments;

(b)	exercise the rights and remedies set out in clause 21.17 (Consequences of an Event of Default) of the Common Terms Agreement, including those rights and remedies relating to this Agreement, the Istisna’ Agreement and any other Finance Document; and

(c)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

8.2	Partial early payment

8.2.1	If at any time the Seller is required by clause 8 (Early payments) of the Master Forward Lease Agreement to make an early payment of the Istisna’ Facility then such early payment shall, for Shari’ah purposes, be treated as a return of the Purchase Price and such Purchase Price shall be amended accordingly by such early payment amount (but only after payment and deduction of any loss, expenses or costs incurred by the Secured Parties). In this circumstance, the Investment shall be adjusted by the Investment Agent to reflect the early payment and the revised amount(s) shall be notified by it to the Seller.

8.2.2	Any notice issued under Clause 8.1 (Full early payment) or 8.2 (Partial early payment) shall be effective in accordance with its terms.

9	Early termination by the Seller before the Istisna’ Agreement exists

9.1	Notice

Provided that the Seller has not issued an Offer Letter, the Seller may give the Investment Agent not less than 30 days’ notice (or such shorter period as the Majority Participants may agree) that it no longer wishes to issue an Offer Letter.

9.2	Effect of the notice

Once the notice has been issued:

(a)	all Available Commitments shall be reduced to zero; and

(b)	the Seller may not utilise any part of the Available Facility.

9.3	Copies

The Investment Agent shall promptly send copies of the notice to the other Finance Parties.

9.4	Cancellation

Any cancellation under this Clause 8.2.2 shall reduce the Commitments of the Participants rateably under the Istisna’ Facility.

10	Indemnity

10.1	Claims by way of Purchase Undertaking

10.1.1	Without prejudice to the indemnities contained in clause 24 (Indemnification and late payment) of the Common Terms Agreement, the Seller acknowledges that the Istisna’ Asset is being leased by the Investment Agent under the Forward Lease and that the Investment Agent is relying on the Seller to perform its obligations under this Agreement and the Istisna’ Agreement in order for it to fulfil its own obligations under the Forward Lease and accordingly the Seller undertakes to purchase the Istisna’ Asset from the Investment Agent, within three Business Days of demand, by paying to the Security Agent (for the account of each Secured Party) the Relevant Amount in the event of:

(a)	the Completion Date not occurring on or before the relevant Projected Completion Date;

(b)	the Istisna’ Asset not being constructed in accordance with the relevant Specifications;

(c)	there being any defects (including latent defects) relating to all or any part of the Istisna’ Asset including any claims based on decennial liability claims:

(d)	any claim under any Environmental Laws, legislation, judgments, awards and decisions, including notices and orders which are breached in relation to the Istisna’ Asset or the construction of the Istisna’ Asset;

(e)	any losses or claims arising in or through the design or construction of the Istisna’ Asset; or

(f)	the presence or use of any hazardous substance in, upon, under or originating from the Istisna’ Asset, regardless of the reason.

10.1.2	In this Clause 10, the Relevant Amount shall be equal to the product of the following equation:

where:

Y	is the aggregate amount of Istisna Instalments that have been paid at the relevant time;

B	is EIBOR;

C	is the Margin (expressed as a percentage); and

T	is the number of days in the period from the first Istisna’ Payment Date to the date of the occurrence of the relevant event(s) listed in Clause 10.1.1 above.

10.2	General

Any certificate of any Finance Party as to the amount of any Losses sustained or incurred by it and which are being claimed under Clause 10.1 (Claims by way of Purchase Undertaking) shall be conclusive and binding on any Obligor except for any manifest error.

10.3	Exclusions

The indemnities contained in this Clause 1.0 shall not extend to any liability, loss or damage that is caused by the gross negligence or wilful misconduct of a Secured Party or that Secured Party’s officers and employees.

10.4	Survival

The obligations of the Seller in respect of the indemnities described in this Clause 10 shall survive the expiration or termination of this Agreement, the Istisna’ Agreement for any reason whatsoever (including any fundamental or repudiatory breach by the Seller).

11	Waiver of immunity from suit and enforcement

The Seller irrevocably and unconditionally:

(a)	waives any rights of immunity which it or its assets now has or may subsequently acquire in connection with any legal proceedings against it or its assets in relation to this Agreement; and

(b)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) on any order or judgment which may be made or given in those proceedings.

12	Governing law and jurisdiction

12.1	Subject to Clause 12.2, this Agreement and all non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, English law.

12.2	The Parties agree that the creation and transfer of any proprietary rights of the Parties in relation to the Istisna’ Asset shall be governed by, and construed in accordance with, the laws of Fujairah and the federal laws of the UAE as applied by the UAE federal courts.

12.3	Subject to Clause 12.4, the Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of the DIFC to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute). The Parties agree that the courts of the DIFC are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

12.4	The Parties agree that the UAE federal courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the proprietary rights of the Parties in relation to the Istisna’ Asset.

12.5	Notwithstanding Clauses 12.1 to 12.4, the Parties agree that the Finance Parties may take proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

13	Shari’ah

The Parties recognise and agree that the principle of the payment of interest is prohibited under Shari’a and accordingly, to the extent that any court or legal system would (but for the provisions of this Clause 13) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other

This Agreement is entered into by the Parties on the date stated at the beginning of this Agreement.

Execution page of the Master Istisna’ Agreement

The Seller Signed by	)
)
duly authorised for and on behalf of Brooge Petroleum and Gas Investment Company FZC	) ) )

The Investment Agent

Signed by	)
)
duly authorised for and on behalf of First Abu Dhabi Bank PJSC in its capacity as Investment Agent for and on behalf of the Participants	) ) ) )

Execution page of the Master Istlsna’ Agreement